Mail Stop 3561								November 2, 2005

Via U.S. Mail and Fax (52-81-8114-1771)


Patricio Jimenez Barrera
Chief Financial Officer
Axtel, S.A. de C.V.
Blvd. Gustavo Diaz Ordaz 3.33 No. L-1
Col. Unidad San Pedro
San Pedro Garza Garcia, N.L.
Mexico, CP 66215

Re:	Axtel, S.A. de C.V.
	Form 20-F for the year ended December 31, 2004
      	Filed April 27, 2005

	File No. 333-114196

Dear Mr. Jimenez


	We have completed our review of your Form 20-F and have no further comments at this time.



     						 	         Sincerely,
						 	         /s/ Carlos Pacho
       						 	         for Larry Spirgel
    						                          Assistant Director





UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE